ION reports first quarter 2017 results

First Quarter Highlights:

•	Revenues of $32.6 million, a 44% increase over first quarter 2016

•	Net loss of $23.3 million, or $(1.98) per share, or an adjusted net loss of $18.3 million, or $(1.55) per share, compared to a net loss of $35.0 million, or $(3.30) per share in first quarter 2016

•	Break-even Adjusted EBITDA compared to $(17.2) million in first quarter 2016

•	Positive net cash flows from operations of $2.0 million in first quarter 2017

•	Accrual of $5.0 million established as patent litigation with WesternGeco is nearing completion
HOUSTON – May 3, 2017 – ION Geophysical Corporation (NYSE: IO) today reported a first quarter 2017 net loss of $23.3 million, or $(1.98) per share, on revenues of $32.6 million, compared to a net loss of $35.0 million, or $(3.30) per share, on revenues of $22.7 million in first quarter 2016. Adjusted net loss in the first quarter 2017 was $18.3 million, or $(1.55) per share, after excluding the special item resulting from a $5.0 million loss contingency related to the Company’s patent litigation with WesternGeco.
The Company reported a break-even Adjusted EBITDA for first quarter 2017, compared to $(17.2) million in the same period last year. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the financial tables of this press release.
Net cash flows from operations were $2.0 million during the first quarter 2017, compared to $2.5 million in first quarter 2016. Total net cash flows including investing and financing activities were $(3.0) million, compared to $(8.3) million in first quarter 2016.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “As indicated in our year-end earnings call, our first quarter revenues were up compared to one year ago, driven in part by our 3D multi-client Campeche reimaging program. We continue to receive very positive feedback on the unprecedented turnaround time and significant imaging improvements we have made in both subsalt and above-salt imaging. We are seeing a significant increase in the sales pipeline for this program, as customers are looking to evaluate the data to help them make informed decisions in advance of the upcoming bid rounds scheduled later this year. We also experienced a significant increase in data library sales primarily associated with our offshore South America and our onshore North America data libraries.
“Regarding our patent litigation with WesternGeco, the District Court recently indicated in a ruling from the bench that we will be ordered to pay WesternGeco an additional $5 million, when a final order is issued by the District Court. This amount is in addition to the $20.8 million award previously paid by ION in November of last year.
“We continue to believe that the E&P industry reached the bottom of this cycle during 2016 as we are now seeing leading indicators of recovery. Ocean Bottom Seismic (OBS) tender activity continues to pick up and there is renewed customer interest in underwriting new venture programs for the first time in two years. We recently sanctioned three programs, which met our conservative underwriting standards, to kick off in the next 90 days. We continue to believe

2017 will deliver a modest improvement over 2016 as the market recovers. We also believe we have positioned ourselves to take full advantage of what should be a more robust 2018.”
The Company’s cash balance, excluding borrowings under the revolving credit facility at March 31, 2017, was $39.6 million.  The Company had outstanding borrowings of $10.0 million and $9.5 million remained available under its maximum $40.0 million revolving credit facility at March 31, 2017. The current available amount has been reduced due to a decline in eligible receivables that collateralize the facility.
FIRST QUARTER 2017
The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended March 31,
	2017	2016	% Change
E&P Technology & Services	$23,310	$13,018	79%
E&P Operations Optimization	9,246	9,647	(4)%
Ocean Bottom Seismic Services	—	—	—
Total	$32,556	$22,665	44%
Within the E&P Technology & Services segment, data library revenues were $10.6 million, a 148% increase from first quarter 2016; new venture revenues were $6.9 million, a 110% increase; and Imaging Services revenues were $5.8 million, a 6% increase. The increase in new venture revenues was the result of the Company’s 3D multi-client Campeche reimaging program and the increase in data library sales was primarily related to the Company’s offshore South America and onshore North America data libraries.
Within the E&P Operations Optimization segment, Devices revenues were $5.0 million, a 7% decrease from first quarter 2016. Devices continues to be impacted by reduced seismic contractor activity. Optimization Software & Services revenues were $4.3 million, flat compared to the revenues from first quarter 2016.
The OBS Services segment contributed no revenues during the first quarter 2017 as its crew and vessels have been idle since completion of a survey offshore Nigeria in the third quarter 2016. The crew and vessels have remained cold-stacked, significantly reducing costs, while OceanGeo actively pursues tenders for long-term work in 2017.
Consolidated gross margin was 19%, compared to (39)% in first quarter 2016. Gross margin in E&P Technology & Services increased to 17%, up from (75)% one year ago. This increase was the result of the increase in revenues associated with the Company’s higher margin Campeche reimaging program and increase in data libraries sales. E&P Operations Optimization gross margin increased to 52% during the first quarter 2017, up from 49% in first quarter 2016.
Consolidated operating expenses were $20.0 million, down 6% from $21.2 million in first quarter 2016. Operating margin was (43)%, compared to (133)% in first quarter 2016. The improvement in operating margin was the result of a higher margin revenue mix, together with the impact of the $95 million annualized cost reduction initiatives enacted during 2014 - 2016.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 4, 2017, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 18, 2017. To access the replay, dial (877) 660-6853 and use pass code 13660144#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that any additional damages or adverse rulings in the WesternGeco litigation could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2017.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Service revenues	$23,828	$13,156
Product revenues	8,728	9,509
Total net revenues	32,556	22,665
Cost of services	22,299	25,837
Cost of products	4,156	5,758
Gross profit (loss)	6,101	(8,930)
Operating expenses:
Research, development and engineering	3,495	5,609
Marketing and sales	4,486	4,010
General, administrative and other operating expenses	12,032	11,580
Total operating expenses	20,013	21,199
Loss from operations	(13,912)	(30,129)
Interest expense, net	(4,464)	(4,734)
Other income (expense), net	(5,068)	120
Loss before income taxes	(23,444)	(34,743)
Income tax expense (benefit)	(418)	293
Net loss	(23,026)	(35,036)
Net (income) loss attributable to noncontrolling interests	(316)	22
Net loss attributable to ION	$(23,342)	$(35,014)
Net loss per share:
Basic	$(1.98)	$(3.30)
Diluted	$(1.98)	$(3.30)
Weighted average number of common shares outstanding:
Basic	11,818	10,600
Diluted	11,818	10,600

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$49,640	$52,652
Accounts receivable, net	16,173	20,770
Unbilled receivables	17,423	13,415
Inventories	15,220	15,241
Prepaid expenses and other current assets	7,262	9,559
Total current assets	105,718	111,637
Property, plant, equipment and seismic rental equipment, net	63,173	67,488
Multi-client data library, net	101,493	105,935
Goodwill	22,542	22,208
Intangible assets, net	2,745	3,103
Other assets	2,457	2,845
Total assets	$298,128	$313,216
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$12,966	$14,581
Accounts payable	26,662	26,889
Accrued expenses	29,878	26,240
Accrued multi-client data library royalties	23,613	23,663
Deferred revenue	10,834	3,709
Total current liabilities	103,953	95,082
Long-term debt, net of current maturities	144,373	144,209
Other long-term liabilities	18,026	20,527
Total liabilities	266,352	259,818
Equity:
Common stock	119	118
Additional paid-in capital	900,056	899,198
Accumulated deficit	(848,021)	(824,679)
Accumulated other comprehensive loss	(21,231)	(21,748)
Total stockholders’ equity	30,923	52,889
Noncontrolling interest	853	509
Total equity	31,776	53,398
Total liabilities and equity	$298,128	$313,216

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(23,026)	$(35,036)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	4,677	5,672
Amortization of multi-client data library	9,258	7,139
Stock-based compensation expense	634	743
Accrual for loss contingency related to legal proceedings	5,000	—
Deferred income taxes	(1,909)	54
Change in operating assets and liabilities:
Accounts receivable	4,756	29,211
Unbilled receivables	(5,348)	2,212
Inventories	(274)	350
Accounts payable, accrued expenses and accrued royalties	(2,488)	(10,558)
Deferred revenue	7,193	(527)
Other assets and liabilities	3,510	3,219
Net cash provided by operating activities	1,983	2,479
Cash flows from investing activities:
Cash invested in multi-client data library	(3,363)	(6,327)
Purchase of property, plant, equipment and seismic rental assets	(49)	(266)
Net cash used in investing activities	(3,412)	(6,593)
Cash flows from financing activities:
Repurchase of common stock	—	(964)
Payments on notes payable and long-term debt	(1,706)	(2,212)
Costs associated with issuance of debt	—	(1,315)
Costs associated with issuance of equity	(123)	—
Other financing activities	(163)	13
Net cash used in financing activities	(1,992)	(4,478)
Effect of change in foreign currency exchange rates on cash and cash equivalents	409	329
Net decrease in cash and cash equivalents	(3,012)	(8,263)
Cash and cash equivalents at beginning of period	52,652	84,933
Cash and cash equivalents at end of period	$49,640	$76,670

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017		2016
Net revenues:
E&P Technology & Services:
New Venture	$6,949		$3,306
Data Library	10,606		4,272
Total multi-client revenues	17,555		7,578
Imaging Services	5,755		5,440
Total	23,310		13,018
E&P Operations Optimization:
Devices	4,990		5,359
Optimization Software & Services	4,256		4,288
Total	9,246		9,647
Ocean Bottom Seismic Services	—		—
Total	$32,556		$22,665
Gross profit (loss):
E&P Technology & Services	$4,010		$(9,773)
E&P Operations Optimization	4,787		4,719
Ocean Bottom Seismic Services	(2,696)		(3,876)
Total	$6,101		$(8,930)
Gross margin:
E&P Technology & Services	17%		(75)%
E&P Operations Optimization	52%		49%
Ocean Bottom Seismic Services	—%		—%
Total	19%		(39)%
Income (loss) from operations:
E&P Technology & Services	$(1,096)		$(14,714)
E&P Operations Optimization	1,549		1,601
Ocean Bottom Seismic Services	(4,008)		(7,631)
Support and other	(10,357)		(9,385)
Loss from operations	(13,912)		(30,129)
Interest expense, net	(4,464)		(4,734)
Other income (expense), net	(5,068)	(1)	120
Loss before income taxes	$(23,444)		$(34,743)

(1)	Includes a $5 million loss contingency related to the Company’s patent litigation with WesternGeco.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net loss before interest expense, interest income, income taxes, depreciation and amortization charges, and other non-cash charges including an accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our liquidity, ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended March 31,
	2017	2016
Net loss	$(23,026)	$(35,036)
Interest expense, net	4,464	4,734
Income tax expense (benefit)	(418)	293
Depreciation and amortization expense	13,935	12,811
Accrual for loss contingency related to legal proceedings	5,000	—
Adjusted EBITDA	$(45)	$(17,198)